Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8  ( Nos. 333-142588 and 333-128304) of The Middleby Corporation of our reports dated February 29, 2008, with respect to the consolidated financial statements and schedule of TurboChef Technologies, Inc. and the effectiveness of internal control over financial control over financial reporting of TurboChef Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

Atlanta, Georgia
January 8, 2009